CERTIFICATE OF AMENDMENT OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               ROYSTER-CLARK, INC.

            (Pursuant to Sections 242 of the General Corporation Law)


     The undersigned, Francis P. Jenkins, Jr. and Randolph G. Abood, being the duly elected Chief Executive Officer and Secretary, respectively, of Royster-Clark, Inc., a Delaware corporation (the "Corporation"), for the purposes of amending the Certificate of Incorporation pursuant to Section 242 of the General Corporation Law, do hereby certify that:

     1. The name of the Corporation is Royster-Clark, Inc. The Corporation was originally incorporated in the State of Delaware on January 22, 1991 under the name of Royster (FMG) Acquisition Corporation.

     2. The Board of Directors of the Corporation adopted a resolution by written consent, dated March 31, 1999, setting forth a proposed amendment to the Corporation's Certificate of Incorporation conferring voting and other rights upon the holders of the Series A 4 1/2% Subordinated Convertible Debenture due March 30, 2004 and declared the advisability of adopting such amendment.

     3. The proposed amendment was presented in a written consent of the holders of at least a majority of shares of the Corporation's common stock as follows:

     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation dated September 15, 1994 be amended by adding a sixth paragraph as follows:

     Pursuant to Section 221 of the Delaware General Corporation Law, the holder of the Series A 4 1/2% Subordinated Convertible Debenture due March 30, 2004 (the "Series A Debenture") issued by the Corporation in the original principal amount of $14,250,000 shall have the voting rights and other rights of the stockholders of the Company set forth in Section 19 of such Debenture. In the event that the Series A Debenture is reissued or exchanged for an equal principal amount of Series A 4 1/2% Subordinated Convertible Debenture (each, a "Reissued Debenture") in other authorized denominations, the holder of each Reissued Debenture (and any subsequently reissued Series A Debenture) shall retain such voting rights in the same proportion as the principal amount


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     of such Reissued Debenture bears to $14,250,000 and shall retain all other rights of the stockholders of the Company set forth in such Section 19.

     4. Pursuant to Section 228 of the General Corporation Law, written consents representing the holders of at least a majority of all the outstanding shares entitled to vote thereon were executed on March 31, 1999.

     5. The foregoing amendment shall become effective on the date of the filing of this Certificate with the office of the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 31st day of March, 1999 by its authorized officers who affirm that the statements made herein are true and correct under the penalties of perjury.


                                            /s/ Francis P. Jenkins
                                                -------------------------------
                                                Francis P. Jenkins, Jr.
                                                Chief Executive Officer


                                            /s/ Randolph G. Abood
                                                -------------------------------
                                                Randolph G. Abood
                                                Secretary


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